EXHIBIT 99.3

IA GLOBAL CONVERTS DEBT TO EQUITY IN $867,000 DEAL

NEW YORK, December 2, 2003/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that it reached agreement with its majority shareholder to convert approximately $834,000 in outstanding convertible debt plus interest of approximately $33,000 in exchange for its common stock. PBAA Fund Ltd, an affiliate of the company's majority shareholder, plans to convert the remainder of its outstanding debt under a revised agreement from its original contract dated January 31, 2003. The company believes that the conversion of this debt will further strengthen its balance sheet and enable the company to carry out further restructuring of our current operation and accelerate execution of strategic business plans.

Under the conversion terms, the company plans to issue approximately 3.16 million shares of common stock to PBAA Fund Ltd at a conversion rate equal to $0.30, representing an approximate 15% discount to the trailing twenty day average closing price of the company's common stock ending November 21, 2003, the date PBAA Fund Ltd made its investment commitment. As PBAA Fund Ltd's conversion purchase price per share was at a discount to market, the company's shareholders will be asked to ratify and approve this transaction, as required by the applicable rules of the American Stock Exchange at the company's forthcoming 2003 annual meeting of shareholders.

The company's CEO, Alan Margerison, said, "We are pleased to be able to announce this debt conversion. This further backing we have received through this conversion of debt to equity from our majority shareholder gives us the ability to push further forward with our plans. This investment will significantly strengthen the financial position of the company. It is a very positive step."

ABOUT IAGLOBAL INC.

IA Global, Inc. commenced business as an Internet broadcaster of special interest, continuously streaming broadband entertainment channels. It has revised its business plan to expand business avenues in the area of media entertainment and technology. It has moved from a revenue model based on broadband entertainment channels, to a renewed focus on developing media technology products and services and on licensing revenues. To this end, IA Global may develop such media technology products and services internally, or acquire them from other parties.

Earlier, this year, IA Global Inc. successfully completed the acquisition of a 76.9% stake in I-Accele Co., Ltd., an Internet data transmission acceleration service and on August 5, 2003 it acquired 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company that will provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan.

IA Global, Inc. has a business focus in the areas of technology, media and entertainment.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the closing of the debt conversion. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause results to differ include any event that would cause the company or its investors to breach any of their representations and warranties under the agreement. Further factors that could affect the Company are described in the risk factors contained in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the SEC on April 14, 2003, Form 10-Q filed with the SEC on November 14, 2003 and other filings with the SEC. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
Mr. Satoru Hirai COO IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2403
Fax: 650-685-2404
Email: hirai@iaglobalinc.com
WebSite: WWW.IAGLOBALINC.COM


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